Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 18, 2020 (except as to the second paragraph of Note 1, as to which the date is February 16, 2021, and except as to the third paragraph of Note 15, as to which the date is March 4, 2021), in the Registration Statement (Amendment No. 1 to Form S-1 No. 253121) and related Prospectus of JOANN Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 4, 2021